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                         STRATEGIC DIAGNOSTICS INC.
                             128 SANDY DRIVE
                        NEWARK, DELAWARE 19173-1147

                                  [Date]

Mr. Grover C. Wrenn
c/o Strategic Diagnostics Inc.
128 Sandy Drive
Newark, Delaware 19173-1147

Dear Mr. Wrenn:

     This letter sets forth the agreement between you and Strategic Diagnostics Inc. (formerly named EnSys Environmental Products, Inc. ("Company")) regarding your continued role in the Company following today's consummation of the Company's merger with Strategic Diagnostics Inc.

     We have agreed that, effective today, you will cease serving the Company as President and Chief Executive Officer and that, pursuant to action previously taken by the Company's Board of Directors, you will become Chairman of the Company's Board of Directors to serve at the will of the Board in accordance with the Bylaws. In addition to the duties set forth in the Bylaws, you will assist the Company in investor relations matters, including providing counsel as to public statements, relationships with the investment community and presentations to analysts, and as to such other matters as you agree to undertake at the request of the Board. While you will remain an employee of the Company, this position will not require your full working time and attention, and you will be free to pursue other employment if you wish.

     As compensation for the services described above, you will receive salary at the rate of $200,000 per year, subject to an annual increase as determined by the Compensation Committee of the Board of Directors. Forty percent (40%) of your salary shall be payable in periodic installments in accordance with the Company's usual practice for its senior executives. Each month, you will provide the Board with a written summary of your activities as Chairman. To the extent that the services described in your summary occupied more than eight days during the month (representing an average of two days out of each of four five-day work weeks), you will be entitled to an additional pro rata portion of your salary.

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     As Chairman, you also will be entitled (i) to continue to participate in any and all employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans and other benefit plans from time to time in effect for senior executives of the Company, (ii) to receive fringe benefits ordinarily and customarily provided by the Company to its senior officers, and (iii) to receive prompt reimbursement for all travel and other business expenses incurred by you in the performance of your duties and responsibilities.

     As further compensation, you have been granted, effective today, an option in the form attached to purchase 100,000 shares of the Company's common stock under the Company's 1995 Stock Incentive Plan at an exercise price equal to today's fair market value. The grant of an option pursuant to this paragraph shall be without prejudice to further grants to you in the future under any plan adopted by the Company.

     We also have agreed that the Employment Agreement between you and the Company dated April 11, 1995 will terminate today and that you will be entitled to receive the benefits described in Section 5(a)(i)-(iv) of that Agreement in addition to the compensation and benefits described above. The Company shall not be entitled to any set-off against, or reduction of, such amounts for any reason whatsoever.

     The Company shall reimburse up to $5,000 of documented attorneys' fees and disbursements incurred by you in connection with the preparation and negotiation of this Agreement. This paragraph does not extend to reimbursement of attorneys' fees and disbursements associated with any amendment or termination of this Agreement or any other matter.

                                       Very truly yours,

                                       STRATEGIC DIAGNOSTICS INC.
                                       (formerly named ENSYS
                                       ENVIRONMENTAL PRODUCTS,
                                       INC.)


                                       By:__________________________________

                                       Title:_______________________________


                                     -2-

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Agreed and accepted as of
the date first above written:



_____________________________________
Grover C. Wrenn

                                AMENDED AND RESTATED
                         ENSYS ENVIRONMENTAL PRODUCTS, INC.
                            1995 STOCK INCENTIVE PLAN
                          INCENTIVE STOCK OPTION AGREEMENT

100,000                                                                   ,1996
---------------                                             -------------------
NO. OF SHARES                                                     DATE OF GRANT

     Pursuant to the Amended and Restated EnSys Environmental Products, Inc. 1995 Stock Incentive Plan (the "Plan"), EnSys Environmental Products, Inc. (the "Company") hereby grants to Grover C. Wrenn (the "Optionee") an option (the "Option") to purchases on or prior to __________________, 2006 (the "Expiration Date") all or any part of One Hundred Thousand (100,000) shares (the "Option Shares") of "Stock" (as defined in Section 2 of the Plan) at a price of $[fair market value on the date of grant] per share of Stock in accordance with the schedule set forth in Section 1 hereof and subject to the terms and conditions set forth hereinafter and in the Plan. This Option shall be construed in a manner to qualify it as an incentive stock option under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the maximum extent permitted.

     1. VESTING OF OPTION. Subject to the provisions of Sections 4 and 5 hereof and the discretion of the "Board" (as defined in Section 1 of the Plan) to accelerate the vesting schedule hereunder, this Option shall become vested and exercisable with respect to the following number of Option Shares according to the timetable set forth below:

                         Number of Shares of Stock    Cumulative Number of
                            Vested and Becoming         Shares of Stock
      Date                 Available for Exercise    Available for Exercise
  ------------           ------------------------    ----------------------
[closing date], 1996               25,000                      25,000

[1st anniversary of
closing date], 1997                25,000                      50,000

[2nd anniversary of
closing date], 1998                25,000                      75,000

[3rd anniversary of
closing date], 1999                25,000                     100,000


     2. MANNER OF EXERCISE. The Optionee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date of this Option, the Optionee may give written notice to the Board of his election to purchase some or all of the vested Option Shares purchasable at the time of such notice as determined in accordance with the cumulative number of shares of Stock available for exercise specified in the third column of the schedule set forth in Section 1 hereof. Said notice shall specify the number of shares of Stock to be purchased.

    (a) Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Board; or (ii) in the form of shares of Stock that are not then subject to restrictions under any Company plan (subject to the Board's discretion); or (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price; provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Board shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

    (b) The delivery of certificates representing the Option Shares will be contingent upon the Company's receipt from the Optionee of full payment therefor, as set forth above, and any agreement, statement or other evidence as the Company may require to satisfy itself that the issuance of Option Shares to be purchased pursuant to the exercise of Options under this Agreement and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.

    (c) If requested upon the exercise of this Option, certificates for shares may be issued in the name of the Optionee jointly with another person or in the name of the executor or administrator of the Optionee's estate.

    (d) Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the Expiration Date hereof.

     3. NON-TRANSFERABILITY OF OPTION. This Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee or his legal representative.

     4. TERMINATION OF EMPLOYMENT. If the Optionee's employment as Chairman of the Board ("the Chairman") by the Company or a Subsidiary (as defined in Section 1 of the Plan) is terminated, the period within which to exercise the Option shall be subject to the provisions set forth below. For this purpose, a leave of absence approved by the Board shall not be deemed a "termination of Optionee's employment."

     (a) TERMINATION DUE TO DEATH.  If the Optionee's employment as the

                                       2



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Chairman terminates by reason of death, any Option held by the Optionee may be exercised, to the extent exercisable at the date of death, by the Optionee's legal representative or legatee for a period of 180 days from the date of death or until the Expiration Date, if earlier.

     (b) TERMINATION DUE TO DISABILITY. If the Optionee's employment as the Chairman terminates by reason of Disability (as defined in Section 1 of the Plan), any Option held by the Optionee may be exercised, to the extent exercisable on the date of termination, for a period of twelve months from the date of termination or until the Expiration Date, if earlier.

     (c) TERMINATION FOR CAUSE. If the Optionee's employment as the Chairman terminates for Cause (as defined in Section 1 of the Plan), any Option held by the Optionee shall terminate immediately and be of no further force and effect.

     (d) OTHER TERMINATION. If the Optionee's employment as the Chairman terminates for any reason other than death, Disability or Cause, any Option held by the Optionee may be exercised, to the extent exercisable on the date of termination of employment as the Chairman for a period of one year from the date of termination or until the Expiration Date, if earlier, or such longer period as may be determined by the Board.

     5. CHANGE OF CONTROL. In the event of a "Change of Control" (as defined in Section 12 of the Plan), each Option will automatically become exercisable to the extent provided in Section 12 of the Plan, as in effect on the date of grant of this Option.

     6. OPTION SHARES. The Option Shares are shares of Stock of the Company as constituted on the date of this Option, which are subject to adjustment as provided in Section 3(b) of the Plan.

     7. NO SPECIAL EMPLOYMENT RIGHTS. This Option will not confer upon the Optionee any right with respect to continuance of employment by the Company or a Subsidiary, nor will it interfere in any way with right of the Optionee's employer to terminate the Optionee's employment at any time.

     8. RIGHTS AS A SHAREHOLDER. The Optionee shall have no rights as a shareholder with respect to any shares of Stock which may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

     9. QUALIFICATION UNDER SECTION 422. It is understood and intended that the Option granted hereunder shall qualify as an "incentive stock option" as defined in Section 422 of the Code to the maximum extent permitted by law. Accordingly, the

                                       3

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Employee understands that the loss of the benefits of an incentive stock option under Section 422 of the Code may result from a sale or other disposition of any shares of Stock acquired upon exercise of the Option within the one-year period beginning on the day after the day of the transfer of such shares of Stock to him, nor within the two-year period beginning on the day after the grant of the Option. If the Employee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any such shares of Stock within said periods, he will notify the Company within thirty
(30) days after such disposition, in addition, no more than $100,000 of the aggregate fair market value (as defined in the Plan) of Stock Options (as defined in Section 1 of the Plan) granted under the Plan or any other stock option plan of the Company or any Subsidiary may become exercisable for the first time by the Optionee during any calendar year and be treated as incentive stock options under Section 422 of the Code.

     10. TAX WITHHOLDING. No later than the date as of which part or all of the value of any of the Option Shares first becomes includable in the Optionee's gross income for Federal tax purposes, the Optionee shall make arrangements with the Company in accordance with Section 8 of the Plan regarding the payment of any federal, state or local taxes required to be withheld with respect to the income.

     11. THE PLAN. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.

     12. MISCELLANEOUS. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to Optionee at the address set forth below or, in either case, at such other address as on party may subsequently furnish to the other party in writing.



                                     ENSYS ENVIRONMENTAL PRODUCTS, INC.


                                     By:
                                         ------------------------------------
                                         Member of the Compensation Committee
                                         of the Board of Directors of EnSys
                                         Environmental Products, Inc.

     Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:



                                         ------------------------------------
                                         Grover C. Wrenn (Optionee)




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Date:                                 Address:
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